CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-178833 on Form N-1A of our report dated August 28, 2026, relating to the financial statements and financial highlights of Swan Enhanced Dividend Income ETF Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2026, and to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accountant" in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures For Disclosure Of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

October 26, 2026